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                                                                      EXHIBIT 11

                              TELXON CORPORATION

                   COMPUTATION OF COMMON SHARES OUTSTANDING
                            AND EARNINGS PER SHARE

                (Dollars in Thousands Except Per Share Amounts)


                                                                          1996                1995                1994
                                                                        --------            --------            ------
Net income (loss) applicable to common
     shares                                                               $16,521            $ 9,018             $(2,799)
                                                                          =======            =======             =======
Weighted average common shares outstand-
     ing for the year                                                      16,490             15,909              15,210
                                                                          =======            =======             =======
Earnings (loss) per common share:
           On the weighted average common
                 shares outstanding for the year*                           $1.00               $.57               $(.18)


* This calculation is submitted in accordance with Regulation S-K Item 601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 5-3/4% Convertible Subordinated Notes and 7-1/2% Convertible Debentures were omitted from the fully diluted calculation due to their anti-dilutive effect.
